GRANT AGREEMENT FOR TIME-LAPSE
RESTRICTED STOCK UNITS
UNDER THE SOUTHWEST GAS HOLDINGS, INC.
OMNIBUS INCENTIVE PLAN

This Grant Agreement for Time-Lapse Restricted Stock Units (“Grant Agreement”) is dated as of February ___, 2023, by and between Southwest Gas Holdings, Inc., a Delaware Corporation (the "Company"), and ________ ("Grantee"), pursuant to the Company's Omnibus Incentive Plan (the "Plan"). Capitalized terms that are used, but not defined, in this Grant Agreement shall have the meaning set forth in the Plan, and the Plan is incorporated by reference into this Grant Agreement.
Overview of Your Award

Number of Units Granted:          [determined by award opportunity, January 1, 2023 Base Salary, and Beginning Stock Price]

Date of Grant:                 January 1, 2023

Vesting Date:
     Units     Date
     40%     1/4/24
     30%     1/4/25
     30%     1/4/26

1.    Grant of Units. The Company hereby awards Grantee time-lapse restricted stock units (“Units”) under the Plan with the restrictions set forth below. The grant of the Units is made in consideration of the services to be rendered by the Grantee to the Company. Each Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Grant Agreement and the Plan. The Units shall be credited to a separate account maintained for the Grantee on the books and records of the Company. All amounts credited to the Grantee’s account shall continue for all purposes to be part of the general assets of the Company. From the Date of Grant until the Units have vested and are settled by the issuance of Common Stock, the Units are in the Restriction Period and the Grantee shall not have any of the rights of a stockholder of the Company with respect to the Units, except for the crediting of dividend equivalents as provided in Section 6 below. During the Restriction Period, Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Units or the rights relating thereto during the Restriction Period shall be wholly ineffective.

2.    Vesting of Units. Except as otherwise provided herein, provided that the Grantee remains in continuous service through the applicable Vesting Date, the Units will vest in accordance with the schedule above.

3.    Forfeiture of Units. Except as provided otherwise in Section 4 below, unvested Units shall be forfeited in case of a Termination . Grantee agrees to execute such documentation that may be reasonably requested by the Company in connection with such forfeiture. All rights of Grantee with respect to any forfeited Units shall cease and terminate upon forfeiture of such Units, without any further obligation on the part of the Company.

4.    Removal of Restrictions. Upon Termination (a) due to Grantee’s Retirement, death, Disability, involuntary Termination due to a general reduction in force or specific elimination of the Grantee’s job (except if contemporaneously with such elimination Grantee’s suffers a Termination for Cause), or (b) by the Company or its successors without Cause or by the Grantee for Good Reason within the 24 months following a Change in Control, all Units (plus applicable Dividend Equivalents) shall vest as of the date of such Termination and all other restrictions placed on such Units shall be removed. If the Grantee has a Change in Control agreement in effect with the Company on the date hereof, the terms of Grantee’s Change in Control agreement govern in the event of a Termination in conjunction with a Change in Control.

5.     Good Reason. For purposes of this Grant Agreement, “Good Reason” means, following a Change in Control:
(i) without the Grantee’s express written consent, the assignment to him/her of any duties materially inconsistent with his/her positions, duties, authority, responsibilities or status with the Company or its successors immediately prior to such Change in Control;
(ii) a material demotion or a material change in the Grantee’s titles or offices as in effect immediately prior to such Change in Control;
(iii) any removal of the Grantee from or any failure to re-elect him/her to any of such positions; except in connection with the termination of the Grantee’s employment for Cause, Disability or Retirement or as a result of his/her death or by him/her other than for Good Reason;
(iv) without the Grantee’s express written consent, a material reduction by the Company or its successors in the Grantee’s base salary as in effect on the date of such Change in Control or, if greater, such greater base salary as may be in effect from time to time subsequent to such Change in Control, provided, in each case, that a reduction by the Company or its successors in the Grantee’s base salary of ten (10) percent or more shall be sufficient but not necessary to constitute a material reduction by the Company or its successors in the Grantee’s base salary;
(v) the failure by the Company or its successors to continue at levels materially not less than those in existence immediately prior to such Change in Control the Grantee’s participation in any thrift, incentive or compensation plan, or any pension plan, in which the Grantee participated immediately prior to such Change in Control, provided that the Company or its successors may provide for participation in substantially similar plans that provide benefits at levels materially not less than those in existence immediately prior to such Change in Control;

(vi) the failure by the Company or its successors to provide for the Grantee’s participation in any welfare, life insurance, health and accident or disability plan on the same basis as those provided to executives of the Company or its successors who are similarly situated to the Grantee;
(vii) the taking of any action by the Company or its successors which would materially adversely affect the Grantee’s participation in or materially reduce his/her benefits under any single such plan or all such plans, when taken together, or deprive him/her of any material fringe benefit enjoyed by him/her at the time of such Change in Control (except for the acceleration of the termination dates of the Units, as contemplated by this Grant Agreement), provided that the taking of any action by the Company or its successors that reduces the economic value attributable to such participation, benefits or fringe benefit by ten (10) percent or more shall be sufficient but not necessary to constitute a materially adverse effect, material reduction or deprivation, as applicable;
(viii) the assignment to the Grantee without his/her consent to a new work location which would require an increase in the round-trip commute to work from the Grantee’s residence immediately prior to such Change in Control of more than 40 miles per day;
(ix) any material breach of any material provision of this Grant Agreement.
Notwithstanding the foregoing, the Grantee shall not be entitled to terminate his/her employment with the Company or its successors for Good Reason unless the following process is followed with respect to such termination. Within ninety (90) days following the initial occurrence of an event that purportedly constitutes Good Reason, the Grantee shall give the Company or its successors written notice of the occurrence of such event, setting forth the exact nature of such event and the conduct required to cure such event. The Company or its successors shall have thirty (30) days from the receipt of such notice within which to cure such event (such period, the “Cure Period”). If, during the Cure Period, such event is cured, then the Grantee shall not be permitted to terminate his/her employment with the Company or its successors for Good Reason as a result of such event. If, at the end of the Cure Period, such event is not cured, the Grantee shall be entitled to terminate his/her employment with the Company or its successors for Good Reason as a result of such event during the sixty (60) day period following the end of the Cure Period. If the Grantee does not terminate his/her employment with the Company or its successors for Good Reason during such sixty (60) day period, the Grantee shall not be permitted to terminate his/her employment with the Company or its successors for Good Reason as a result of such event.

6.    Dividend Equivalents. From the Date of Grant and until the Units are distributed pursuant to Section 7, Grantee's account will be credited with notional dividends at the same time, in the same form, and in equivalent amounts as dividends that are payable from time to time on Common Stock. Any such notional dividends shall be valued as of the date on which they are credited to the Grantee and, unless determined otherwise by the Company) reallocated to acquire additional Units. Such additional Units may also earn dividend credits and shall vest in accordance with the vesting schedule set forth above as if such Units had been issued on the Date of Grant. Dividend equivalents shall be subject to the same vesting and forfeiture restrictions as the Units to which they are attributable.

7.    Distribution of Common Stock. If the Units vest, as soon as administratively possible, as determined solely by the Company, following the applicable vesting date (which, for clarity, would be the earlier of the date of the occurrence of a Termination described in Section 4 or the applicable “Vesting Date” set forth above), but in no event later than 60 days following such vesting date (the “Distribution Date”), the Grantee shall receive a distribution, as provided herein, of shares of Common Stock equal in number to the number of Units that vested (including any vested Units attributable to Dividend Equivalents), and a cash payment in respect of any Dividend Equivalents paid in cash (subject to the withholding requirements set forth in the Plan and Section 9 below). Notwithstanding the immediately preceding sentence, if the Grantee is a "specified employee" as defined in Code Section 409A, in the case of a distribution of shares of Common Stock on account of any Termination, other than due to death, to the extent required to avoid incurring taxes under Section 409A, the distribution of shares of Common Stock (and any Dividend Equivalents) in respect of the vested Units shall not occur until the date which is six months following the date of the Grantee’s Termination of Service (or, if earlier, the date of death of the Grantee). Upon a distribution of shares of Common Stock as provided herein, the Company shall cause the Common Stock then being distributed to be registered in the Grantee’s name. From and after the date of receipt of such distribution, the Grantee or the Grantee's legal representatives, beneficiaries or heirs, as the case may be, shall have full rights of transfer or resale with respect to such shares subject to applicable Company policies and state and federal regulations.

8.    Administration. This Grant Agreement and the rights of the Grantee hereunder are subject to all the terms and conditions of the Plan. Any inconsistency between this Grant Agreement and the Plan shall be resolved in favor of the Plan.

9.    Tax Liability and Withholding. The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:
(a) tendering a cash payment.
(b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the Units; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum rate of withholding in the applicable jurisdiction.
(c) delivering to the Company previously owned and unencumbered shares of Common Stock.
Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains the Grantee's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Units or the subsequent sale of any shares; and (b) does not commit to structure the Units to reduce or eliminate the Grantee's liability for Tax-Related Items.
10.    Section 409A. This Grant Agreement is intended to comply with Section 409A of Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Grant Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

11.    Miscellaneous.

(a)Nothing in this Grant Agreement or the Plan shall interfere with or limit in any way the right of the Company to terminate the Grantee’s employment, nor confer upon the Grantee any right to continued employment with the Company or continued service as a Board member.

(b)Upon the approval of the Board in its sole discretion, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Grantee’s rights under this Grant Agreement without the Grantee’s written consent.

(c)The Grantee shall not have voting rights with respect to the Units until the Units are settled and have been distributed as shares of Common Stock.

(d)This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)This Grant Agreement shall be governed by the corporate laws of the State of Nevada, without giving effect to any conflict of law provisions that might otherwise refer construction or interpretation of the Agreement or the Plan to the substantive law of another jurisdiction.

(f)Any dispute regarding the interpretation of this Grant Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

(g)The value of the Grantee's Units is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

(h)Grantee understands that the Units and the Common Stock distributed therefrom are subject to the Company’s Clawback Policy.

Grantee acknowledges that this Grant Agreement and the Plan set forth the entire understanding between Grantee and the Company regarding the acquisition of the Units granted pursuant to this Grant Agreement. Grantee has reviewed and fully understands all provisions of this Grant Agreement and the Plan in their entirety. Grantee acknowledges that Units awarded hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated until the restrictions on the Units are removed and the Units are distributed to the Grantee in the form of shares of Common Stock. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Units or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

SOUTHWEST GAS HOLDINGS, INC.
By: _________________________
       Karen S. Haller
       President and Chief Executive Officer

GRANTEE
By: _________________________
                             [______________]